UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 4, 2015

CIVEO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-36246	46-3831207

(State or Other Jurisdiction of	(Commission File	(I.R.S. Employer Identification No.)
Incorporation or Organization)	Number)

Three Allen Center 333 Clay Street, Suite 4980
Houston, Texas		77002

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 510-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 4, 2015, Civeo Corporation (the “Company”) entered into an Executive Agreement (the “Executive Agreement”) with Frank C. Steininger, the Company’s Senior Vice President, Chief Financial Officer and Treasurer. Although Mr. Steininger is employed “at will” by the Company, the Executive Agreement provides him severance benefits upon his termination of employment in the circumstances described below. The Executive Agreement has a term of three years and is extended each day until the Company gives notice of its intent to cease further extensions, at which time the Executive Agreement will have a term of three years from the delivery of such notice. Upon a Change of Control, as defined in the Executive Agreement, the term is extended for a minimum of 24 months following the Change of Control.

Pursuant to the Executive Agreement, if Mr. Steininger is terminated by the Company other than for Cause, as defined in the Executive Agreement, or if he voluntarily terminates his employment for “Good Reason,” as defined in the Executive Agreement, in either case, during the 18-month period following a corporate Change of Control, then he is entitled to receive a lump sum severance payment of two times the sum of his annual base salary and the target annual bonus that may be earned by him pursuant to the Civeo Annual Incentive Compensation Plan (“Civeo AICP”) for the year of termination or the fiscal year immediately preceding the Change of Control, whichever is greater. In addition, the Executive Agreement provides that (i) all restricted stock and other equity based awards vest and that all restrictions on such awards will lapse as of the expiration of the Release Period (as defined in the Executive Agreement) and (ii) that all options become exercisable as of the expiration of the Release Period and will expire, if not exercised, after 90 days following the expiration of the Release Period. Mr. Steininger will also be entitled to (A) health benefits until the earlier of (i) 24 months or (ii) the date he begins receiving comparable benefits from a subsequent employer, (B) vesting of all contributions to the Company’s 401(k) plan and deferred compensation plan to the extent not already vested and (C) outplacement services equal to a maximum of 15% of Mr. Steininger’s annual base salary at the time of termination until the earlier to occur of (i) December 31 of the second calendar year following the year of termination or (ii) the date Mr. Steininger accepts subsequent employment. In the event Mr. Steininger’s severance payments would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the severance payments will either (i) be reduced by the minimum amount necessary to ensure that the severance payments will not be subject to the excise tax or (ii) be paid in full, whichever produces the better net after-tax position to Mr. Steininger.

If Mr. Steininger is terminated by the Company other than for Cause at any time other than during the 18-month period following a Change of Control, the Executive Agreement provides (i) that Mr. Steininger is entitled to receive a lump sum severance payment of one times the sum of his annual base salary and the target annual bonus that may be earned by him pursuant to the Civeo AICP for the year of termination or the fiscal year immediately preceding the Change of Control, whichever is greater, (ii) that all restrictions on restricted stock and other equity based awards lapse as of the expiration of the Release Period, to the extent such awards would have vested in accordance with their terms had Mr. Steininger remained employed for the subsequent 12-month period following termination, and (iii) for continued health benefits for 12 months.

To receive benefits under the Executive Agreement, Mr. Steininger is required to execute a release of all claims against the Company. Under the Executive Agreement, Mr. Steininger has also agreed not to compete with the Company for a period of 12 months following any termination of employment.

A copy of the Executive Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Executive Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to such document.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT
NUMBER	DESCRIPTION
10.1	Executive Agreement between Civeo Corporation and Frank C. Steininger, dated May 4, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIVEO CORPORATION
Date: May 7, 2015	By:	/s/ Frank C. Steininger
Frank C. Steininger
Senior Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION
10.1	Executive Agreement between Civeo Corporation and Frank C. Steininger, dated May 4, 2015.